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                                  EXHIBIT 3(i)




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                            ARTICLES OF INCORPORATION
                                       OF
                           FORT BROOKE BANCORPORATION


                                    ARTICLE I
                       Corporate Name and Principal Office

         The name of the Corporation shall be Fort Brooke Bancorporation and the street address of its principal office, as of the date of these Articles of Incorporation, is 510 Vonderburg Drive, Brandon, Florida 33511.

                                   ARTICLE II
                           General Nature of Business

         The Corporation is formed for the purpose of qualifying and thereafter operating as a bank holding company, and of engaging in such related and permissible business activities in connection therewith as the Corporation's board of directors may specify by resolution.

                                   ARTICLE III
                                  Capital Stock

         The aggregate number of shares of capital stock authorized to be issued by the Corporation shall be 10,000,000 shares of common stock, each with a par value of $.001 (the "Common Stock"). Each share of issued and outstanding Common Stock shall entitle the holder thereof to fully participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to the Common Stock, as well as in the net assets of the corporation upon liquidation or dissolution.

                                   ARTICLE IV
                       Initial Registered Office and Agent

         The street address of the initial registered office of the Corporation shall be 220 South Franklin Street, Tampa, Florida 33602, and the initial registered agent of the Corporation at such address is Jeremy P. Ross.

                                    ARTICLE V
                                Term of Existence

         The term for which the Corporation shall exist shall be perpetual unless terminated pursuant to applicable Florida law.



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                                   ARTICLE VI
                                    Directors

         Section 6.1 Composition. The Board of Directors shall be composed of a membership consisting of no fewer than five nor more than 25 individuals, each of whom shall serve for a term of one year and until the election and qualification of his or her successor, subject to his or her earlier resignation or removal from office.

         Section 6.2 Identity. The initial Board of Directors of the corporation shall consist of 14 members, whose identities and residential addresses are:

                  Name                     Address
                  ----                     -------
John D. Adams,                             7209 Adamo Drive
                                           Tampa, FL 33619

Melvin R. Belisle                          505 Lakeside Drive
                                           Seffner, FL 33584

Tommy W. Brown                             3010 N. 38th Street
                                           Tampa, FL 33605

Richard H. Eatman                          607 Royal Crest Drive
                                           Brandon, FL 33511

H. Rex Etheredge                           918 Centerbrook Drive
                                           Brandon, FL 33511

Joseph Garcia                              2014 Woodberry Road
                                           Brandon, FL 33511

Riley L. Hogan                             1704 Cottage Way Court
                                           Brandon, FL 33511

Alex D. MacKinnon                          705 Centerbrook Drive
                                           Brandon, FL 33511

Thomas H. Miller                           616 West Brandon Blvd.
                                           Brandon, FL 33511

Charles W. Poe                             4601 San Miguel
                                           Tampa, FL 33629

William F. Poe                             70 Ladoga
                                           Tampa, FL 33606



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
Reese T. Poppell                           2807 Wedgewood Drive
                                           Plant City, FL 33567

Sam Rampello                               1107 Riverhills Drive
                                           Temple Terrace, FL 33617

David C. Worthington                       908 South Parsons
                                           Brandon, FL 33511

                                   ARTICLE VII
                         Waiver of Statutory Provisions

         The Corporation elects not to be governed by Section 607.0901, Florida Statutes, relating to certain affiliated transactions, and separately elects that Section 607.0902, Florida Statutes, shall not apply to control-share acquisitions of the corporation's shares.